Exhibit 99.1

Penumbra, Inc. Provides Preliminary Update on Fourth Quarter and Full Year 2025 Financial Results

ALAMEDA, Calif., January 15, 2026 /PRNewswire/ -- Penumbra, Inc. (NYSE: PEN), the world's leading thrombectomy company, today announced certain unaudited and preliminary financial results for the fourth quarter and full year 2025.

Unaudited and Preliminary Financial Highlights:

•	Fourth quarter 2025 revenue of $383.0 million to $384.8 million, which represents growth of approximately 21.4% to 22.0% compared to the fourth quarter of 2024. Excluding the impact of the China region, revenue growth was approximately 23.2% to 23.8% for the fourth quarter 2025.

•	Revenue of $1,401.3 million to $1,403.1 million for the full year 2025, which represents growth of approximately 17.3% to 17.5% compared to the full year 2024. Excluding the impact to the China region, revenue growth was approximately 24.7% to 24.9% for the full year 2025.

•	Gross margin of 67.9% to 68.1% for the fourth quarter 2025 and 67.1% for the full year 2025.

•	Income from operations of $56.9 million to $60.4 million or operating margin of 14.8% to 15.7% for the fourth quarter of 2025.

•	Income from operations of $186.9 million to $190.4 million or operating margin of 13.3% to 13.6% for the full year 2025.

About Penumbra
Penumbra, Inc., the world’s leading thrombectomy company, is focused on developing the most innovative technologies for challenging medical conditions such as ischemic stroke, venous thromboembolism such as pulmonary embolism, and acute limb ischemia. Our broad portfolio, which includes computer assisted vacuum thrombectomy (CAVT), centers on removing blood clots from head-to-toe with speed, safety and simplicity. By pioneering these innovations, we support healthcare providers, hospitals and clinics in more than 100 countries, working to improve patient outcomes and quality of life. For more information, visit www.penumbrainc.com and connect on Instagram, LinkedIn and X.

Investor Relations
Penumbra, Inc.
investors@penumbrainc.com

SOURCE: Penumbra, Inc.